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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

  Certificate and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 000-50139
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                        First National Master Note Trust
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             (Exact name of registrant as specified in its charter)

             1620 Dodge Street, Stop Code 3198, Omaha, NE 68197-3198
                                 (402) 341-0500
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 Series 2002-1 Asset Backed Notes, Class A Notes Series 2002-1 Asset Backed Notes, Class B Notes Series 2002-1 Asset Backed Notes, Class C Notes Series 2003-1 Asset Backed Notes, Class A Notes Series 2003-1 Asset Backed Notes, Class B Notes Series 2003-1 Asset Backed Notes, Class C Notes Series 2003-2 Asset Backed Notes, Class A Notes Series 2003-2 Asset Backed Notes, Class B Notes Series 2003-2 Asset Backed Notes, Class C Notes
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)           [X]              Rule 12h-3(b)(1)(i)           [X]
Rule 12g-4(a)(1)(ii)          [_]              Rule 12h-3(b)(1)(ii)          [_]
Rule 12g-4(a)(2)(i)           [_]              Rule 12h-3(b)(2)(i)           [_]
Rule 12g-4(a)(2)(ii)          [_]              Rule 12h-3(b)(2)(ii)          [_]
                                               Rule 15d-6                    [_]


         Approximate number of holders of record as of the certification or notice date:

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Series 2002-1 Asset Backed Notes, Class A Notes                             None
Series 2002-1 Asset Backed Notes, Class B Notes                             None
Series 2002-1 Asset Backed Notes, Class C Notes                             None
Series 2003-1 Asset Backed Notes, Class A Notes                             None
Series 2003-1 Asset Backed Notes, Class B Notes                             None
Series 2003-1 Asset Backed Notes, Class C Notes                             None
Series 2003-2 Asset Backed Notes, Class A Notes                             None
Series 2003-2 Asset Backed Notes, Class B Notes                             None
Series 2003-2 Asset Backed Notes, Class C Notes                             None
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                                   SIGNATURES

         Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:  December 6, 2006     FIRST NATIONAL FUNDING LLC


                             By: First National Funding Corporation,
                                 Managing Member


                             By: /s/ Karlyn M. Knieriem
                                 -----------------------------------------------
                                 Karlyn M. Knieriem, Senior Vice President,
                                 and Treasurer


Dated:  December 6, 2006     FIRST NATIONAL MASTER NOTE TRUST


                             By: First National Bank of Omaha,
                                 As Servicer of First National Master Note Trust


                             By: /s/ Timothy D. Hart
                                 -----------------------------------------------
                                 Timothy D. Hart, Senior Vice President,
                                 Treasurer and Assistant Secretary